Exhibit 3.4

SECOND AMENDMENT

TO THIRD AMENDED AND RESTATED OPERATING AGREEMENT

OF CHRYSLER GROUP LLC

This Second Amendment (this “Amendment”) to the Third Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”) of Chrysler Group LLC (the “Company”), dated and effective as of February 24, 2012, as amended by the First Amendment dated as of July 27, 2012, is made and entered into as of January 21, 2014 by and among the Board of Directors (the “Board”) of the Company.

WHEREAS, the Company is a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as amended from time to time (the “Act”), and its Members have entered into the Operating Agreement, in accordance with the provisions of the Act, governing the business and affairs of the Company and the conduct of its business;

WHEREAS, pursuant to Sections 5.8(b)(ii) and 15.5 of the Operating Agreement, the Board may amend the Operating Agreement by an affirmative vote of the majority of the Board, including (for so long as Fiat retains the right to designate Directors under Section 5.3(a)) at least one Fiat Director; and

WHEREAS, in order to eliminate certain restrictions relating to the transfer of Membership Interests, the Board as currently constituted has approved this Amendment in accordance with the requirements of and has approved this Amendment pursuant to its authority under Sections 5.8(b)(ii) and 15.5 of the Operating Agreement.

NOW, THEREFORE, the Board, by the execution of this Amendment, agrees as follows. Any capitalized terms used herein and not defined shall have the meanings set forth in the Operating Agreement:

ARTICLE I

AMENDMENTS TO THE OPERATING AGREEMENT

The Operating Agreement is hereby amended as set forth in the following sections:

Section 1.1. Sections 13.1(d) and (e) are hereby deleted in their entirety and replaced with the following:

“(d) [Reserved]

(e) [Reserved]”

ARTICLE II

MISCELLANEOUS

Section 2.1. Governing Law.

(a) This Amendment shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) The Board agrees that any and all disputes hereunder shall be resolved in accordance with the provisions of Sections 15.12, 15.13 and 15.14 of the Operating Agreement.

Section 2.2. Separability of Provision. Each provision of this Amendment shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future Law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

Section 2.3. Entire Understanding. This Amendment contains the entire understanding between and among the Board of Directors and supersedes any prior understandings and agreements between and among them exclusively respecting the subject matter of this Amendment. Failure by any party hereto to enforce any covenant, duty, agreement, term or condition of this Amendment, or to exercise any right hereunder, shall not be construed as thereafter waiving such covenant, duty, term, condition or right; and in no event shall any course of dealing, custom or usage of trade modify, alter or supplement any term of this Amendment.

Section 2.4. Full Force and Effect. Except as expressly amended herein, all other terms and provisions of the Operating Agreement, shall remain in full force and effect and are hereby ratified and confirmed in all respects.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO THE SECOND AMENDMENT TO THE THIRD AMENDED AND

RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on their behalf this Second Amendment to the Third Amended and Restated Limited Liability Company Operating Agreement pursuant to the requirements of Section 5.8 and Section 15.5 of the Third Amended and Restated Limited Liability Company Operating Agreement as of the date first written above.

CHRYSLER GROUP LLC

By:	/s/ Marjorie H. Loeb
Name: Title:	Marjorie H. Loeb Senior Vice President, General Counsel and Secretary